EXHIBIT 99.1

KATY NEWS
 FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC.
REPORTS 2011 FOURTH QUARTER RESULTS

BRIDGETON, MO – March 26, 2012 – Katy Industries, Inc. (OTC BB: KATY) today reported net income in the fourth quarter of 2011 of $8.5 million, or $0.32 per diluted share, versus net loss of $2.8 million, or $0.36 per diluted share, in the fourth quarter of 2010. Loss from continuing operations was $2.6 million in the fourth quarter of 2011 compared to $3.7 million in the fourth quarter of 2010. Operating loss was $2.1 million, or 7.8% of net sales, in the fourth quarter of 2011, compared to $3.1 million, or 11.5% of net sales, for the same period in 2010. Katy reported a gain on sale of discontinued operation of $11.1 million in the fourth quarter of 2011.

Financial highlights for the fourth quarter of 2011, as compared to the same period in the prior year, included:

•
Net sales in the fourth quarter of 2011 were $26.6 million, a decrease of $0.4 million compared to the same period in 2010.  Net sales increased approximately 1.2% due to pricing and currency translation changes which were more than offset by a 2.7% decrease due to volume shortfall in our Continental and Glit business units.

•
Gross margin was 8.9% in the fourth quarter of 2011, an increase from 4.2% in the fourth quarter of 2010.  The increase was primarily a result of lower headcount, reduced occupancy expense and improved efficiencies resulting from the relocation of our Wilen facility from Atlanta, Georgia to Bridgeton, Missouri, and lower depreciation from assets becoming fully depreciated.

•
Selling, general and administrative expenses were $4.4 million for the fourth quarter of 2011 compared to $4.0 million in the fourth quarter of 2010. The variance was primarily due to a greater favorable adjustment made in the prior year than in the current to the self-insurance casualty reserves as a result of favorable claims experience.

During the fourth quarter of 2011, Katy reported expense from severance, restructuring and related charges of $24,000 associated with its noncancelable lease liability for an abandoned facility, and the related sub-lease rental. During the fourth quarter of 2010, Katy reported expense from severance, restructuring and related charges of $0.3 million associated with the Company’s initiative to close its Wilen facility in Atlanta, Georgia and relocate the manufacturing and distribution functions to Bridgeton, Missouri.

With the sale of certain assets and liabilities related to the DISCO division of Continental Commercial Products, LLC (Katy’s wholly-owned subsidiary) on October 4, 2011, all activity associated with this division has been classified as discontinued operations. (Loss) income from operations for this division was ($9,000) for the three months ended December 31, 2011, and $0.9 million for the three months ended December 31, 2010. Katy reported a gain on sale of this division of $11.1 million during the three months ended December 31, 2011.

Katy also reported net income for the year ended December 31, 2011 of $4.8 million, or $0.18 per diluted share, versus a net loss of $5.1 million, or $0.64 per diluted share, for the year ended December 31, 2010. Loss from continuing operations was $9.1 million in 2011 compared to $8.6 million in 2010. Operating loss was $7.5 million, or 6.2% of net sales, for the year ended December 31, 2011, compared to $9.8 million, or 7.9% of net sales, in 2010.

Financial highlights for the year ended December 31, 2011, as compared to the year ended December 31, 2010, included:

•
Net sales for the year ended December 31, 2011 were $120.3 million, a decrease of $4.5 million, or 3.6%, compared to 2010. The majority of the decrease was a result of volume shortfall in our Continental and Glit business units, partially due to four less shipping days in 2011 than in 2010 due to inclement weather shutdowns. Net sales increased approximately 2.3% year over year due to pricing and currency translation changes.

•
Gross margin was 9.4% for the year ended December 31, 2011, an increase of 1.0 percentage point from the prior year. Gross margin was impacted by an unfavorable variance in our LIFO adjustment of $0.3 million resulting from an increase in resin prices and inventory levels. Excluding the LIFO adjustment, gross margin for the year ended December 31, 2011 increased 1.3 percentage points from the prior year. The increase was primarily a result of improved efficiencies in our Wilen operations after the relocation of this operation from Atlanta, Georgia to Bridgeton, Missouri in 2010 and lower depreciation from assets becoming fully depreciated, as well as pricing as noted above. As a result, our gross profit increased $0.8 million from $10.5 million to $11.3 million.

•
Selling, general and administrative expenses were $18.3 million for the year ended December 31, 2011, a $1.0 million reduction from the prior year. The decrease was primarily due to lower stock-based compensation expense due to our lower stock price and the reversal of prior years’ compensation expense as a result of cancelled unvested options in 2011, and reduced headcount as a result of cost-cutting efforts.

During 2011, Katy reported expense from severance, restructuring and related charges of $0.4 million associated with its noncancelable lease liability for an abandoned facility, and the related sub-lease rental. During 2010, Katy reported expense from severance, restructuring and related charges of $1.3 million associated with the Company’s initiative to close its Wilen facility in Atlanta, Georgia and relocate the manufacturing and distribution functions to Bridgeton, Missouri.

Other income during the year ended December 31, 2010 consisted primarily of a $2.1 million gain recognized from the settlement of an existing obligation due to Pentland USA, Inc. (“Pentland”).

Income from discontinued operations was approximately $2.8 million and $3.6 million for the years ended December 31, 2011 and 2010, respectively. Katy reported a gain on sale of the DISCO division of CCP of $11.1 million in 2011.

Operations used $8.0 million of free cash flow in 2011 compared to $6.1 million during the prior year.  The current year usage was a result of an increase in inventory, a $2.6 million letter of credit cash collateralization payment to PNC Bank, N.A., a decrease in accounts payable as we worked to improve payment history with our vendors, and a decrease in accrued expenses due to lower rebate and casualty insurance accruals.  The usage in the prior year was primarily a result of a $3.1 million letter of credit cash collateralization payment to Bank of America and a $2.0 million settlement payment to Pentland.  Free cash flow, a non-GAAP financial measure, is discussed further below.

Debt at December 31, 2011 was $14.4 million (53% of total capitalization), versus $22.9 million (72% of total capitalization) at December 31, 2010.

“The fourth quarter saw a stabilization of our revenues and continued improvement in operations,” said David J. Feldman, Katy’s President and Chief Executive Officer. “The continued improvement in both our operations and the economy makes us optimistic for a better 2012.”

Non-GAAP Financial Measures
To provide transparency about measures of Katy’s financial performance which management considers most relevant, the Company supplements the reporting of Katy’s consolidated financial information under GAAP with a non-GAAP financial measure, Free Cash Flow.  Free Cash Flow is defined by Katy as cash flow from operating activities less capital expenditures. A reconciliation of this non-GAAP measure to a comparable GAAP measure is provided in the “Statements of Cash Flows” accompanying this press release. This non-GAAP financial measure should be considered in addition to, and not as a substitute or superior to, the other measures of financial performance prepared in accordance with GAAP. Using only the non-GAAP financial measure to analyze the Company’s performance would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material.  Management compensates for these limitations by utilizing both the GAAP and non-GAAP measures reflected below to understand and analyze the results of its business. Katy believes this measure is nonetheless useful to management and investors in measuring cash generated that is available for repayment of debt obligations, investment in growth through acquisitions, new business development and stock repurchases.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements include all statements of the Company’s plans, beliefs or expectations with respect to future events or developments and often may be identified by such words or phrases as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “may,” “should,” “will,” “continue,” “is subject to,” or similar expressions.  These forward-looking statements are based on the opinions and beliefs of Katy’s management, as well as assumptions made by, and information currently available to, the Company’s management.  Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business.  The forward-looking statements are subject to risks and uncertainties that may lead to results that differ materially from those expressed in any forward-looking statement made by the Company or on its behalf.  These risks and uncertainties include, without limitation, conditions in the general economy and in the markets served by the Company, including changes in the demand for its products; success of any restructuring or cost control efforts; an increase in interest rates; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers’ operations or other causes affecting availability of component materials or finished goods at reasonable prices; changes in product mix, costs and yields; labor issues at the Company’s facilities or those of its suppliers; legal claims or other regulator actions; and other risks identified from time to time in the Company’s filings with the SEC, including its Report on Form 10-K for the year ended December 31, 2010. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation focused on the manufacture, import and distribution of commercial cleaning products and consumer home products.

Company contact:
Katy Industries, Inc.
James W. Shaffer
(314) 656-4321

KATY INDUSTRIES, INC. SUMMARY OF OPERATIONS – UNAUDITED
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010

Net sales	$26,575	$26,982	$120,321	$124,761
Cost of goods sold	24,205	25,847	109,034	114,234
Gross profit	2,370	1,135	11,287	10,527
Selling, general and administrative expenses	4,368	4,003	18,297	19,289
Severance, restructuring and related charges	24	275	417	1,277
Loss (gain) on disposal of assets	42	(27)	58	(216)
Operating loss	(2,064)	(3,116)	(7,485)	(9,823)
Interest expense	(663)	(357)	(2,055)	(1,528)
Other, net	142	(234)	175	2,232
Loss from continuing operations before income tax (expense) benefit	(2,585)	(3,707)	(9,365)	(9,119)
Income tax (expense) benefit from continuing operations	(9)	(10)	230	491
Loss from continuing operations	(2,594)	(3,717)	(9,135)	(8,628)
(Loss) income from operations of discontinued business (net of tax)	(9)	888	2,843	3,561
Gain on sale of discontinued business (net of tax)	11,099	-	11,099	-
Net income (loss)	$8,496	$(2,829)	$4,807	$(5,067)

Net income (loss) per share of common stock - Basic:
Loss from continuing operations	$(0.33)	$(0.47)	$(1.15)	$(1.09)
Discontinued operations	1.40	0.11	1.75	0.45
Net income (loss)	$1.07	$(0.36)	$0.60	$(0.64)

Net income (loss) per share of common stock - Diluted:
Loss from continuing operations	$(0.09)	$(0.47)	$(0.34)	$(1.09)
Discontinued operations	0.41	0.11	$0.52	0.45
Net income (loss)	$0.32	$(0.36)	$0.18	$(0.64)

Weighted average common shares outstanding:
Basic	7,951	7,951	7,951	7,951
Diluted	26,810	7,951	26,810	7,951

Other Information:

LIFO adjustment expense	$(180)	$(377)	$687	$338

KATY INDUSTRIES, INC. BALANCE SHEETS – UNAUDITED
(In thousands)

	December 31,	December 31,
Assets	2011	2010
Current assets:
Cash	$730	$1,319
Accounts receivable, net	11,759	11,508
Inventories, net	17,262	15,009
Other current assets	4,086	1,496
Assets held for sale	-	4,293
Total current assets	33,837	33,625

Other assets:
Goodwill	665	665
Intangibles, net	2,478	2,832
Other	2,032	3,160
Total other assets	5,175	6,657

Property and equipment	96,363	98,614
Less: accumulated depreciation	(77,562)	(76,002)
Property and equipment, net	18,801	22,612

Total assets	$57,813	$62,894

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$8,928	$10,619
Book overdraft	946	1,257
Accrued expenses	10,018	11,952
Payable to related party	1,750	500
Deferred revenue	688	-
Current maturities of long-term debt	-	1,275
Revolving credit agreement	14,359	15,432
Liabilities held for sale	-	1,345
Total current liabilities	36,689	42,380

Long-term debt, less current maturities	-	6,169
Deferred revenue	2,605	-
Other liabilities	5,904	5,306
Total liabilities	45,198	53,855

Stockholders' equity:
Convertible preferred stock	108,256	108,256
Common stock	9,822	9,822
Additional paid-in capital	27,110	27,385
Accumulated other comprehensive loss	(2,361)	(1,405)
Accumulated deficit	(108,775)	(113,582)
Treasury stock	(21,437)	(21,437)
Total stockholders' equity	12,615	9,039

Total liabilities and stockholders' equity	$57,813	$62,894

KATY INDUSTRIES, INC. STATEMENTS OF CASH FLOWS – UNAUDITED
(In thousands)

	Twelve Months Ended
	December 31,	December 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$4,807	$(5,067)
Income from discontinued operations	(13,942)	(3,561)
Loss from continuing operations	(9,135)	(8,628)
Depreciation and amortization	4,755	6,451
Write-off and amortization of debt issuance costs	938	470
Stock-based compensation	(570)	(66)
Loss (gain) on sale or disposal of assets	58	(216)
Gain on settlement of existing obligation	-	(2,100)
	(3,954)	(4,089)
Changes in operating assets and liabilities:
Accounts receivable	(274)	(798)
Inventories	(2,296)	(85)
Other assets	(1,357)	(423)
Accounts payable	(1,699)	1,663
Accrued expenses	(1,890)	(2,097)
Payable to related party	1,250	-
Other	(367)	(3,126)
	(6,633)	(4,866)

Net cash used in continuing operations	(10,587)	(8,955)
Net cash provided by discontinued operations	3,132	3,745
Net cash used in operating activities	(7,455)	(5,210)

Cash flows from investing activities:
Capital expenditures	(503)	(914)
Proceeds from sale of assets	82	351
Net cash used in continuing operations	(421)	(563)
Net cash provided by (used in) discontinued operations	16,670	(28)
Net cash used in investing activities	16,249	(591)

Cash flows from financing activities:
Net (repayments) borrowings	(1,048)	6,529
Decrease in book overdraft	(311)	(28)
Proceeds from term loans	-	8,182
Repayments of term loans	(7,444)	(7,637)
Direct costs associated with debt facilities	(692)	(775)
Net cash (used in) provided by financing activities	(9,495)	6,271

Effect of exchange rate changes on cash	112	102
Net (decrease) increase in cash	(589)	572
Cash, beginning of period	1,319	747
Cash, end of period	$730	$1,319

Reconciliation of free cash flow to GAAP Results:

Net cash used in operating activities	$(7,455)	$(5,210)
Capital expenditures	(503)	(914)
Free cash flow	$(7,958)	$(6,124)